Exhibit 10.28

                        EMPLOYMENT TERMINATION AGREEMENT

EMPLOYMENT TERMINATION AGREEMENT, dated as of December 12, 2001 (this "Agreement"), between Trenwick Group Ltd., a Bermuda company (the "Company"), and Steven J. Bensinger (the "Executive").

WHEREAS, Chartwell Re Corporation and the Executive entered into an Employment Agreement, dated March 6, 1992, which was amended from time to time by the parties thereto (as so amended, the "Employment Agreement"); and

WHEREAS, at the time of the merger of Chartwell Re Corporation with and into Trenwick Group Inc., Trenwick Group Inc. agreed to assume the Employment Agreement and to make certain amendments to the Employment Agreement; and

WHEREAS, at the time of the business combination among Trenwick Group Inc., LaSalle Re Holdings Limited, LaSalle Re Limited and the Company, the Company assumed the Employment Agreement; and

WHEREAS, on November 3, 1999, the Executive entered into an Agreement with Trenwick Group Inc., setting forth certain rights of the Executive in the event of a change in control of Trenwick Group Inc.; and

WHEREAS, on September 26, 2000, Trenwick Group Inc. and the Executive amended and restated such Agreement (as amended and restated, the "Change in Control Agreement"); and

WHEREAS, at the time of the business combination among Trenwick Group Inc., LaSalle Re Holdings Limited, LaSalle Re Limited and the Company, the Company assumed the Change in Control Agreement; and

WHEREAS, the Executive has delivered a Notice of Termination of his employment with the Company pursuant to Section 6(d)(iii) of the Employment Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree upon the terms of the cessation of the Executive's employment with the Company.

1.   Termination Date.

     The effective date of the Executive's cessation of employment with the Company and separation from all positions with the Company and its Affiliates (as defined in Section 12)) is December 31, 2001 (the "Termination Date").

2.   Payments and Benefits.

     The Executive shall be entitled to compensation and other payments and benefits in accordance with Exhibit 1, which is attached to, and forms a part of this Agreement.

3.   No Mitigation or Offset.

     The Executive has no obligation to seek or accept employment (or otherwise seek or accept offers to provide services to any person or entity), and any compensation earned by or provided to the Executive from any person or entity other than the Company for the performance of such employment or other services (regardless of whether such compensation is provided to the Executive in cash or in any other form) shall not reduce or otherwise affect the amount due to the Executive from the Company in accordance with this Agreement.

4.   Public Support and Assistance.

     The Executive agrees that he will endorse strategies of the Company and/or any of its Affiliates and will not disclose or cause to be disclosed any negative, adverse or derogatory comments or information of a substantial nature about the Company or its management, or about any product or service provided by the Company, or about the Company's prospects for the future (including any such comments or information with respect to Affiliates of the Company). For a period of three years after the Termination Date, the Company and/or its Affiliates may seek the assistance, cooperation or testimony of the Executive in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of the Executive and related to his position as an officer, director or employee of the Company or any Affiliates, and in any such instance, the Executive shall provide such assistance, cooperation or testimony and the Company shall pay the Executive's reasonable costs and expenses in connection therewith. In addition, if such assistance, cooperation or testimony requires more than a nominal commitment of the Executive's time, the Company will compensate him for such time at a per diem rate derived from his base salary from the Company at the Termination Date.

5.   Nondisclosure of Confidential Information.

     The Executive shall keep secret and confidential and shall not disclose to any third party in any fashion or for any purpose whatsoever, any information regarding the Company or its Affiliates which is (i) not available to the general public, and/or (ii) not generally known outside the Company or any such Affiliate to which he has or will have had access at any time during the course of his employment by the Company and its Affiliates, including, without limitation, any information relating to: the Company's business or operations; its plans, strategies, prospects or objectives; its products, technology, processes or specifications; its research and development operations or plans; its customers and customer lists; its manufacturing, distribution, sales, service, support and marketing practices and operations; its financial condition and results of operations; its operational strengths and weaknesses; and, its personnel and compensation policies and procedures (including any such information with respect to Affiliates of the Company). Notwithstanding the foregoing provisions of this Section 5, the Executive may disclose any information regarding the Company or its Affiliates which, in the opinion of the Executive's counsel, the Executive is legally compelled to disclose.

6.   Non-Disclosure.

     (a) The Executive acknowledges that the benefits provided by the Company under this Agreement are not generally available to other employees of the Company, and the Executive agrees that, except as may be required by the lawful order of a court or agency of competent jurisdiction or as may be otherwise required by law, the Executive will keep the terms of this Agreement secret and confidential indefinitely. Notwithstanding the foregoing provisions of this Section 6, the Executive may disclose the contents of this Agreement to the Executive's attorneys, accountants and financial advisors, the Executive's immediate family, any prospective employer in connection with its decision to hire the Executive, and any prospective lender in connection with its decision to make a loan to the Executive, provided that the Executive takes steps that are reasonably calculated to assure that such persons do not further disclose the terms of this Agreement. Nothing in this Agreement shall preclude the Executive from fully discussing with any prospective employer, in connection with its decision to hire the Executive, the conditions and reasons surrounding the Executive's separation from the Company. The provisions of this Subsection (a) shall be waived if the Company publicly discloses the contents of this Agreement in accordance with Subsection (b) next below.

     (b) The Company agrees that it will keep the terms of this Agreement secret and confidential indefinitely, except to the extent that the Company determines that disclosure is required by reason of applicable securities laws or other legal requirements, and except as otherwise provided in this Agreement.

7.   Transition.

     (a) The Executive and the Company will cooperate with each other in any statements about the Executive's cessation of employment with the Company and about the Executive's cessation as an officer or director of any of the Company's Affiliates.

     (b) The Executive is required to execute the resignation letters set forth in Exhibit 2 of this Agreement on or before the Termination Date.

     (c) The Executive is required to execute the releases set forth in Exhibit 3 of this Agreement on or before the Termination Date.

     (d) On or before the Termination Date, the Executive agrees to remove his personal effects from his office at the Company or any dwelling rented by the Company on his behalf (or the Company will remove such personal effects and ship them to you in accordance with Section 1-4 of Exhibit 1 of this Agreement), to vacate such office and dwelling, to return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company or any of the Affiliates (other than as set forth in Section 1-5 of Exhibit 1 of this Agreement), and to return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing any trade secrets relating to the Company or any of the Affiliates.

     (e) The Company and the Executive shall enter into an agreement mutually satisfactory to each party providing for appropriate reconciliation on a tax equalization basis of tax payments made and to be made by the Company and the Executive to the taxing authorities of the United States, the State of Connecticut, the State of New York and the United Kingdom in connection with the Executive's employment in the United Kingdom during portions of 1998 and 1999.

     (f) The Executive shall be entitled to continue to utilize the Executive's current office voice mail, mobile phone and electronic mail phone numbers, addresses and accounts until the Termination Date and the Company shall reimburse the Executive for all reasonable charges related thereto incurred by the Executive on or prior to the Termination Date.

8.   Indemnification.

     (a) If the Executive incurs liability by reason of actions taken by the Executive on behalf of the Company or any Affiliate while the Executive was employed by the Company, or by reason of actions taken by the Executive as required under Section 4 of this Agreement, the Executive shall be eligible for indemnification from the Company to the same extent as other current or former directors or officers of the Company.

     (b) The Executive shall be entitled to coverage under the directors and officers liability insurance coverage maintained by the Company or its Affiliates (as in effect from time to time) to the same extent as other current or former officers and directors of the Company; provided, however, that nothing in this Section 8 shall be construed to require the Company or any Affiliate to continue to maintain any such directors and officers liability insurance coverage.

     (c) To the extent that expenses (including attorneys' fees) incurred by the Executive in defending any civil, criminal, administrative or investigative action, suit or proceeding may be subject to indemnification by the Company and such expenses are not paid currently by insurance, the Company shall pay all such expenses (including attorneys' fees) in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the Executive to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company and not entitled to insurance coverage for such expenses.

9.   Excess Parachute Payment

     Notwithstanding any other provision of this Agreement or of any other agreement, understanding or compensation plan, the Executive shall not be entitled to receive any payment which, taking into account all payments, rights and benefits, would be deemed to be an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, and the amount of each payment made under this Agreement shall be reduced to the extent necessary to ensure that the Executive receives no such "excess parachute payment;" provided that no such reduction shall occur to the extent that the Executive shall have elected to defer receipt of payments beyond the dates such payments were otherwise to be made to the Executive, such deferral shall have resulted in the present value of such payment not constituting an "excess parachute payment," such deferral shall otherwise comply with Section 280G of the Internal Revenue Code of 1986, as amended, and such deferral shall be reasonably acceptable to the Company. If, at any future date following the making of a payment hereunder, it shall have been determined by the IRS that such payment was in excess of the limits set forth in Section 280G, and such excess shall not have been caused by a voluntary action of the Executive not required by this Agreement, then the Executive shall be entitled to receive from the Company, and the Company shall pay to Executive promptly upon notification to the Company of such determination, an excise tax adjustment payment of an amount such that after payment of all applicable U.S. federal, state and local taxes (computed at the maximum marginal rates and including interest penalties and any cost of contest or defense and including any applicable excise tax) imposed upon the excise tax adjustment payment, the Executive retains from the excise tax adjustment payment an amount equal to the excise tax imposed upon the payments and benefits.

10.  Non-Alienation.

     The Executive's interests under this Agreement are not subject to the claims of the Executive's creditors, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered. The Executive's obligations under this Agreement may not be assigned.

11.  Amendment.

     This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

12.  Successors and Affiliates.

     This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. For purposes of this Agreement, the term "Affiliate" means (a) any corporation, partnership, joint venture or other entity which, as of the Termination Date, owns, directly or indirectly, at least fifty percent of the voting power of all classes of stock of the Company (or any successor to the Company) entitled to vote; and (b) any corporation, partnership, joint venture or other entity in which, as of the Termination Date, at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company, by any entity that is a successor to the Company, or by any entity that is an Affiliate by reason of clause
     (a) next above. For purposes of Sections 4, 5, 6 and 8 and the releases set forth in Exhibit 3 of this Agreement, the term "Affiliate" shall also include any entity that would have been an "Affiliate" by reason of the preceding sentence (including any successor to the assets or business of any such Affiliate) at any time during the period of your employment by the Company (and shall include any predecessor to any entity described in clause (a) or (b)).

13.  Effect of Breach.

     The Executive acknowledges that the Company would be irreparably injured by his violation of Section 5 or 6, and the Executive agrees that the Company and its Affiliates, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, as may be permitted or applicable in the given circumstances, restraining the Executive from any actual or threatened breach of Section 5 or 6.

14.  Waiver of Breach.

     The waiver by either the Executive or the Company (or the Affiliates) of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Executive or the Company. Continuation of benefits hereunder by the Company following a breach by the Executive of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

15.  Severability.

     The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

16.  Releases.

     As part of this Agreement, and in consideration of the payments provided to you in accordance with this Agreement, you are required to execute the General Release and Waiver and the Waiver and Release of Claims under the Federal Age Discrimination in Employment Act, in the forms set forth as
     Exhibit 3 of this Agreement, which is attached to and forms a part of this Agreement.

17.  Other Agreements.

     Except as otherwise specifically provided in this Agreement, including but not limited to Exhibit 1 attached hereto, this instrument constitutes the entire agreement between the Executive and the Company and supersedes all prior agreements and understandings, written or oral, including, without limitation the Employment Agreement, the Change in Control Agreement and any other employment agreements that may have been made by and between the Executive and the Company or its predecessors or Affiliates. As of the Termination Date, all rights, duties and obligations of both the Executive and the Company pursuant to the Employment Agreement and the Change in Control Agreement shall terminate.

18.  Notices.

     Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth in Exhibit 4 of this Agreement (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

          (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

          (b) in the case of certified, registered or similar mail delivery, five days after deposit in the local mail; or

          (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

     provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the mail or by overnight service are to be delivered to the addresses set forth in Exhibit 4:

     All notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company, with a copy to the Secretary of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

19.  Governing Law.

     The provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions of any jurisdiction.

20.  Arbitration of All Disputes.

     (a) All controversies, claims, or disputes arising out of or related to this Agreement, shall be settled by arbitration under the rules of the American Arbitration Association then in effect in the State of New York, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

     (b) The Executive and the Company shall each promptly select an arbitrator and a third arbitrator shall be selected jointly by the arbitrators selected by the parties within 15 days of their selection by the Executive and the Company. If the arbitrators are unable to agree on a third arbitrator within that period, then the Company or the Executive may request that the American Arbitration Association select the third arbitrator. The arbitrators shall possess substantive legal experience in the principal issues in dispute and shall be independent of the parties hereto.

     (c) The arbitration shall take place at a location selected by the arbitrators within the New York City metropolitan area. The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Either party may apply to a court for enforcement of the remedy or relief the arbitrators order or grant.

     (d) Any discovery permitted shall be limited to information directly relevant to the controversy or claim in arbitration. In the event of discovery disputes, the arbitrators are directed to issue such orders as are appropriate to limit discovery in accordance with the foregoing and as are reasonable in light of the issues in dispute, the amount in controversy and other relevant considerations.

     (e) The Company shall reimburse the Executive, upon demand, for all costs and expenses (including, without limitation attorneys' fees) reasonably incurred by the Executive in good faith in connection with this arbitration provision, including without limitation, in connection with any such application undertaken by the Executive in good faith as well as for all such costs and expenses reasonably incurred by the Executive in connection with entering or enforcing the award rendered by the arbitrators.

     (f) Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company.

21.  Exhibits, Other Documents.

     Except as otherwise expressly provided in this Agreement, or except where the context clearly requires otherwise, all references in this Agreement to "the Agreement" or "this Agreement" shall be deemed to include references to each of the Exhibits to this Agreement. To the extent that the terms of this Agreement (including the Exhibits to this Agreement) provide that the rights or obligations set forth in this Agreement (including the Exhibits to this Agreement) are to be determined under, or are to be subject to, the terms of any other plan or other document, this Agreement (including the Exhibits to this Agreement) shall be deemed to incorporate by reference such plan or other document.

22.  Counterparts.

     This Agreement may be executed in more than one counterpart, but all of which together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first set forth above.

                                        TRENWICK GROUP LTD.


                                        By:  /s/ JAMES F. BILLETT, JR.
                                           --------------------------------
                                        Name:    James F. Billett, Jr.
                                        Title:   Chairman, President &
                                                 Chief Executive Officer


                                             /s/ STEVEN J. BENSINGER
                                           --------------------------------
                                                 Steven J. Bensinger